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                                                                   Exhibit 99.1

                               ARISTA INVESTORS CORP.
                                  116 John Street
                               New York, New York 10038
                                N.Y. (212) 964-2150
                                Fax: (212) 608-6473
                               UPSTATE: (800)522-3114

FOR IMMEDIATE RELEASE                Contact: Stanley S. Mandel
                                              Executive Vice President

New York, New York; September 28, 1998. . . Arista Investors Corp. (OTC:ARINA) announced that, together with Arista Insurance Company and The Guardian Life Insurance Company of America, one of America's largest providers of employee benefits, definitive agreements regarding the acquisition by The Guardian of Arista Insurance's entire block of New York State Statutory Disability Benefits Insurance business ("DBL Business") have been executed. Pursuant to the terms of the Administrative Services Agreement, upon completion of the proposed transaction, Arista Investors will administer of DBL Business that was previously underwritten by Arista Insurance, as well as all of the DBL Business underwritten by The Guardian.

Stanley S. Mandel, President of Arista Insurance and the person who will become the President of Arista Investors following the completion of the transaction, stated "While the approval of the New York State Insurance Department and each of the Boards of Directors of Arista Insurance and Arista Investors has been received, the proposed sale of substantially all of the Company's assets pursuant to the Assumption Reinsurance Agreement is subject to the approval of the holders of the Class A Common Stock of Arista Investors. A special meeting of stockholders has been scheduled for October 19, 1998, at 2:00 p.m., local time, at the New York Marriott Financial Center, New York, New York to seek such approval. Today, the Company is mailing a Notice of Meeting, a Proxy and Proxy Statement to the holders of the Company's Class A Common Stock seeking such approval."

The proceeds from the session of the DBL Business will be based upon Arista Insurance's last twelve months adjusted earned premiums as of July 1, 1998.

The Company also announced that it anticipates making a distribution to its stockholders of a Portion of the proceeds from the disposition of the DBL Business to The Guardian and the proceeds from the disposition of the stock of Arista Insurance pursuant to a Plan of Partial Liquidation of the Company, that may be adopted by the Company's Board of Directors. Mr. Mandel further stated, "While it is not possible for the Company to determine the exact amount that may ultimately be realized upon the disposition of the Company's assets, if a Plan is adopted by the Board of Directors, the Directors believe that the amount available for distribution as a result of a partial liquidating

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distribution will be approximately $2.00 per share, all as more fully described in the Proxy Statement."

Copies of the Company's Proxy Statement, filed with the Securities and Exchange Commission, may be obtained free of charge by writing to: Ms. Susan
J. Hall, Senior Vice President and Treasurer of Arista Investors Corp., 116 John Street, New York, New York 10038.

The information in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements.


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